Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203-265-8630
www.amphenol.com

AMPHENOL CORPORATION ANNOUNCES

RECORD FOURTH QUARTER RESULTS

AND NEW STOCK REPURCHASE PROGRAM

Wallingford, Connecticut. January 21, 2015.  Amphenol Corporation (NYSE:APH) reported today fourth quarter 2014 diluted earnings per share excluding one-time items of $0.63 compared to $0.53 for the comparable 2013 period.  (All per share and share amounts included herein have been adjusted to reflect the Company’s 2-for-1 stock split effective October 9, 2014.)  On an as reported basis, diluted earnings per share were $0.61 and $0.52 for the fourth quarter of 2014 and 2013, respectively.  Such per share amount for the 2014 quarter includes one-time acquisition related costs of $10 million ($.02 per share)  including approximately $8 million of amortization of the value associated with acquired backlog relating to an acquisition completed by the Company in the third quarter of 2014 and approximately $2 million of acquisition-related transaction costs. Such per share amount for the 2013 period included a one-time charge for acquisition-related transaction costs of $3 million ($.01 per share) related to 2013 acquisitions.  Sales for the fourth quarter of 2014 were a record $1.427 billion compared to $1.246 billion for the 2013 period. Currency translation had the effect of decreasing sales by approximately $22 million in the fourth quarter of 2014 compared to the 2013 period.

For the full year ended December 31, 2014, diluted earnings per share was $2.21 on an as reported basis and $2.25 excluding one-time items, compared to $1.96 on an as reported basis and $1.93 excluding one-time items for the comparable 2013 period.  The 2014 period includes one-time expenses of $14 million ($.04 per share) relating to acquisition-related costs that include the amortization of acquired backlog of $10 million and transaction costs of $4 million.  The 2013 period included one-time benefits of $9 million ($.03 per share) which included the net effect of (1) an income tax benefit of $15 million ($.04 per share) comprised of an $11 million reduction in tax expense due to the January 2, 2013 reinstatement of certain federal income tax provisions with retroactive effect to 2012 as well as a $4 million reduction in tax expense due primarily to the completion of prior year audits and (2) acquisition-related transaction costs of $6 million ($.01 per share).

Sales for the full year ended December 31, 2014 were $5.346 billion compared to $4.615 billion for the 2013 period.  Currency translation had the effect of decreasing sales by approximately $3 million for the full year 2014 compared to the 2013 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated, “We are pleased to report new records of performance in the fourth quarter 2014, with sales and EPS of $1.427 billion and $0.63 (excluding one-time items), up 15% and 19% over the comparable 2013 quarter.  The Company achieved growth in most markets with particular strength in the automotive, industrial and mobile networks markets.  This growth was driven both organically and through the Company’s successful acquisition program.  In addition, sales grew 5% sequentially. It is particularly rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability, resulting in record operating margins of 20.2% (excluding one-time items) in the fourth quarter, up 30 basis points sequentially and 50 basis points from prior year.  This excellent performance is a direct result of our dynamic management team’s ability to drive margin expansion through outstanding operational execution and an unrelenting focus on all elements of cost. Operating cash flow in the quarter was $273 million, an excellent performance and confirmation of the quality of the Company’s earnings. I am very proud of our organization as we continue to execute well.”

“We close 2014 having grown 16% from 2013, with revenues of more than $5.3 billion, a new milestone for the Company.  Our ongoing strategy of market and geographic diversification combined with our strong commitment to customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  Consistent with this strategy, in December, the Company completed the acquisition of Goldstar Electric Systems Co., Ltd., a China-based high technology interconnect assembly company with annual sales of approximately $40 million.  The acquisition significantly enhances the Company’s presence in the industrial market in China, in particular in the high growth heavy equipment segment. In addition to our successful acquisition program, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value, including the purchase in this quarter of 2.9 million shares of the Company’s stock.  The Company has now completed the buyback authorized under the Company’s January 2013 stock repurchase program, and thus the Company’s Board of Directors has authorized a new two year open market stock repurchase plan effective January 21, 2015 for up to 10 million shares of the Company’s common stock.”

“There continues to be a great deal of geopolitical and market uncertainty around the world, including in particular increased volatility and a significant weakening of certain overseas currencies.  Considering this economic environment, and based on current currency exchange rates, we expect first quarter 2015 sales in the range of $1.286 billion to $1.326 billion, an increase of 3% to 6% in US dollars and 7% to 10% in local currencies over 2014, and diluted EPS (excluding one-time items) in the range of $0.55 to $0.57, an increase of 10% to 14% over 2014.  For the year 2015, we expect to achieve sales in the range of $5.493 billion to $5.653 billion, an increase of 3% to 6% in US dollars and 6% to 9% in local currencies over 2014, and diluted EPS (excluding one-time items) of $2.41 to $2.49, an increase of 7% to 11% over 2014.  We believe we can continue to perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our high technology products across all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Our ongoing actions to enhance our competitive advantages and build sustained financial strength, as well as our initiatives to broaden and diversify our high technology product offerings, have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its fourth quarter results at 1:00 PM (EST) January 21, 2015.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode:  REARDON.  There will be a replay available until 10:59 P.M. (EST) on Saturday, February 21, 2015.  The replay numbers are toll free 866-499-4574; International toll number is 203-369-1808; Passcode: 7183.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2013, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013 (1)	2014	2013 (1)

Net sales	$1,426.5	$1,245.7	$5,345.5	$4,614.7

Cost of sales	969.8	856.4	3,651.7	3,163.9

Gross profit	456.7	389.3	1,693.8	1,450.8

Acquisition-related expenses	9.6	3.4	14.1	6.0

Selling, general and administrative expense	168.2	144.5	645.1	548.0

Operating income	278.9	241.4	1,034.6	896.8

Interest expense	(20.2)	(16.4)	(80.4)	(63.6)
Other income, net	5.2	3.9	18.3	13.4

Income before income taxes	263.9	228.9	972.5	846.6

Provision for income taxes	(69.1)	(60.0)	(257.3)	(207.9)

Net income	194.8	168.9	715.2	638.7
Less: Net income attributable to noncontrolling interests	(1.3)	(1.0)	(6.1)	(3.0)

Net income attributable to Amphenol Corporation	$193.5	$167.9	$709.1	$635.7

Net income per common share - Basic	$0.62	$0.53	$2.26	$2.00

Weighted average common shares outstanding - Basic	310,030,206	316,566,252	313,136,791	318,185,574

Net income per common share - Diluted (2) (3)	$0.61	$0.52	$2.21	$1.96

Weighted average common shares outstanding - Diluted	317,201,925	323,346,992	320,430,140	324,548,998

Dividends declared per common share	$0.125	$0.100	$0.450	$0.305

Note 1   Prior period results have been restated to reflect a two-for-one stock split which was effective in October 2014.

Note 2   Earnings per share in the three months ended December 31, 2014 included acquisition-related expenses of $1.8 million ($1.5 million after-tax) relating to 2014 acquisitions and $7.8 million ($4.9 million after-tax) relating to the acquired backlog of an acquisition completed in the third quarter of 2014.   For the twelve months ended December 31, 2014, earnings per share included acquisition-related expenses of $4.3 million ($4.1 million after-tax) relating to 2014 acquisitions and $9.8 million ($6.2 million after-tax) relating to the acquired backlogs of completed acquisitions.  Excluding these effects, diluted earnings per share was $0.63 for the three months ended December 31, 2014 and $2.25 for the twelve months ended December 31, 2014.

Note 3   Earnings per share in the three months ended December 31, 2013 included acquisition-related expenses of $3.4 million ($2.4 million after-tax) relating to 2013 acquisitions.  Earnings per share in the twelve months ended December 31, 2013 included acquisition-related expenses of $6.0 million ($4.6 million after-tax) relating to 2013 acquisitions and a $3.6 million income tax benefit due primarily to the favorable completion of prior year audits.  Earnings per share in the twelve months ended December 31, 2013 also included an income tax benefit of $11.3 million related to the January 2, 2013 reinstatement of certain federal income tax provisions with retroactive effect to 2012.  Under U.S. GAAP, the related benefit of $11.3 million relating to the 2012 tax year was recorded as a benefit in the first quarter of 2013 at the date of reinstatement.  Excluding these effects, diluted earnings per share was $0.53 for the three months ended December 31, 2013 and $1.93 for the twelve months ended December 31, 2013.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in millions)

	December 31,	December 31,
	2014	2013 (1)
ASSETS

Current Assets:
Cash and cash equivalents	$968.9	$886.8
Short-term investments	360.7	305.4
Total cash, cash equivalents and short-term investments	1,329.6	1,192.2
Accounts receivable, less allowance for doubtful accounts of $20.2 and $12.0, respectively	1,123.7	1,001.0
Inventories	865.6	792.6
Other current assets	185.2	171.8

Total current assets	3,504.1	3,157.6

Land and depreciable assets, less accumulated depreciation of $849.6 and $804.0, respectively	590.7	532.4
Goodwill	2,616.7	2,289.1
Intangibles and other long-term assets	315.5	188.9

	$7,027.0	$6,168.0

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$618.4	$549.9
Accrued salaries, wages and employee benefits	109.9	104.9
Accrued income taxes	90.8	96.4
Other accrued expenses	186.2	157.3
Accrued dividends	38.7	—
Short-term debt	1.6	701.4

Total current liabilities	1,045.6	1,609.9

Long-term debt	2,672.3	1,431.4
Accrued pension benefit obligations and other long-term liabilities	371.2	246.6

Equity:
Common stock	0.3	0.3
Additional paid-in capital	659.4	489.8
Retained earnings	2,453.5	2,424.4
Accumulated other comprehensive loss	(205.8)	(55.0)

Total shareholders’ equity attributable to Amphenol Corporation	2,907.4	2,859.5

Noncontrolling interests	30.5	20.6

Total equity	2,937.9	2,880.1

	$7,027.0	$6,168.0

Note 1           Prior period results have been restated to reflect a two-for-one stock split which was effective in October 2014.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in millions)

	Twelve months ended
	December 31,
	2014	2013

Cash flow from operating activities:
Net income	$715.2	$638.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	168.1	136.5
Stock-based compensation expense	41.4	36.1
Excess tax benefits from stock-based compensation payment arrangements	(32.3)	(21.0)
Net change in components of working capital	(18.9)	(26.3)
Net change in other long-term assets and liabilities	7.4	5.1

Net cash provided by operating activities	880.9	769.1

Cash flow from investing activities:
Additions to property, plant and equipment	(209.1)	(158.4)
Proceeds from disposals of fixed assets	5.6	3.7
Purchases of short-term investments	(721.0)	(741.1)
Sales and maturities of short-term investments	660.8	687.4
Acquisitions, net of cash acquired	(518.2)	(484.9)

Net cash used in investing activities	(781.9)	(693.3)

Cash flow from financing activities:
Proceeds from issuance of senior notes	1,498.1	—
Borrowings under credit facilities	2,945.9	1,041.4
Repayments under credit facilities	(3,904.0)	(620.3)
Payment of fees and expenses related to debt financing	(11.1)	(2.8)
Proceeds from exercise of stock options	97.8	95.1
Excess tax benefits from stock-based compensation payment arrangements	32.3	21.0
Payments to shareholders of noncontrolling interests	(3.6)	(4.4)
Purchase and retirement of treasury stock	(539.4)	(324.7)
Dividend payments	(101.9)	(96.8)

Net cash provided by financing activities	14.1	108.5

Effect of exchange rate changes on cash and cash equivalents	(31.0)	11.7

Net change in cash and cash equivalents	82.1	196.0
Cash and cash equivalents balance, beginning of period	886.8	690.8

Cash and cash equivalents balance, end of period	$968.9	$886.8

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in millions)

(Unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Trade Sales:
Interconnect Products	$1,342.5	$1,164.1	$4,992.6	$4,269.0
Cable Products	84.0	81.6	352.9	345.7
Consolidated	$1,426.5	$1,245.7	$5,345.5	$4,614.7

Operating income:
Interconnect Products	$301.2	$254.2	$1,088.0	$931.0
Cable Products	10.2	9.9	43.8	46.4
Stock-based compensation expense	(12.0)	(9.5)	(41.4)	(36.1)
Other operating expenses	(10.9)	(9.8)	(41.7)	(38.5)
Operating income	288.5	244.8	1,048.7	902.8

Acquisition-related expenses	(9.6)	(3.4)	(14.1)	(6.0)
Consolidated	$278.9	$241.4	$1,034.6	$896.8

ROS%:
Interconnect Products	22.4%	21.8%	21.8%	21.8%
Cable Products	12.1%	12.2%	12.4%	13.4%
Stock-based compensation expense	-0.8%	-0.8%	-0.8%	-0.8%
Other operating expenses	-0.8%	-0.8%	-0.8%	-0.8%

ROS, excluding one-time items	20.2%	19.7%	19.6%	19.6%

Acquisition-related expenses	-0.7%	-0.3%	-0.2%	-0.2%
Consolidated	19.5%	19.4%	19.4%	19.4%